UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 1, 2010

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 490, Salt Lake City, Utah
(Address of principal executive offices)

84101
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 1, 2010 the board of directors of Caspian Services, Inc. (the “Company”) appointed Ms. Indira Kalieva as a Company Vice President and Chief Financial Officer of the Company.  Mr. Andrey Yuryev, who had been serving as the Company’s interim Chief Financial Officer since May 1, 2010, will continue to be employed with the Company in the capacity of Financial Reporting Manager.

Ms. Kalieva has been employed with the Company since April 2006.  From April 2006 to May 2009 she served as the Company’s Financial Reporting Manager and Financial Controller.  In that capacity she was responsible for supervision of the Company’s financial reporting team and for consolidation of the financial and statutory accounting of all Company subsidiaries in the Republic of Kazakhstan.  From May 2009 to May 2010, Ms. Kalieva was on maternity leave from the Company. Before joining the Company, Ms. Kalieva was employed with PetroKazakhstan, a Canadian oil exploration and production company operating in the Republic of Kazakhstan.  From April 2003 through November 2004 she served in the position of Senior Financial Reporting Analyst and from November 2004 through April 2006 she held the position of Deputy Financial Reporting Manager. During her employment with PetroKazakhstan, Ms. Kalieva was responsible for preparation of  monthly GAAP/IAS/KAS financial statements;  supervised and reviewed reports and account analysis; maintained financial reporting processes and ensured they met operational and management information requirements; developed and implemented financial reporting policies and procedures; ensured that external audit deadlines and information requirements met and acted as principal contact for all external audit interaction; liaised with government auditors and other governmental organizations on specific financial matters and oversaw training and development of financial reporting staff.  Ms. Kalieva worked for Deloitte & Touche in Almaty, Kazakhstan from July 1997 to April 2003 where she held several positions from Auditor’s Assistant to Senior Auditor and worked with major clients in the energy, mining, and oil and gas sectors conducting audits in accordance with IAS, US GAAP and Kazakhstan statutory requirements.  Ms. Kalieva is 36 years old.

Ms. Kalieva is not currently, nor has she in the past five years been, a director or nominee of any SEC reporting issuer.  There are no family relationships between Ms. Kalieva and any executive officer or director of the Company.

On May 31, 2010 the Company entered into an Employment Agreement with Ms. Kalieva, effective June 1, 2010 (the “Agreement”) to replace the standard Kazakhstani statutorily required employment agreement the Company previously had with Ms. Kalieva.  The term of the Agreement is one year and may be extended to a second one-year term unless terminated by either party.  Pursuant to the terms of the Agreement, Ms. Kalieva will be paid an annual gross salary of $143,000 USD per year, subject to withholding of all Kazakhstani employee taxes and mandatory pension fund contributions.  Salary is reviewable by the board of directors annually and may be adjusted upward or downward, but in no event will her monthly base salary be less than $10,000 per month.  Ms. Kalieva will be permitted to participate in pension, profit sharing, bonus, incentive, life insurance, hospitalization, medical and other employee benefit plans of the Company.  Currently the Company provides only medical and personal accident insurance plan benefits to its employees.  Ms. Kalieva will be eligible to participate in Company incentive compensation and bonus plans at the discretion of the board of directors and may be considered for performance bonuses in accordance with terms specified by the board of directors. Currently the board of directors has not established any specific performance-based bonus criteria for Ms. Kalieva.  Ms. Kalieva will be entitled to use of a Company vehicle.  She will also be entitled to 24 business days of paid vacation annually and up to 5 days of unpaid personal time off annually.

The Agreement provides for severance benefits equal to three months base salary if her employment is terminated or not renewed at the Company’s election, except if such termination is for cause.  If the Agreement is terminated for cause (as defined in the Agreement), Ms. Kalieva will be entitled to salary and benefits only through the date of termination.

If Ms. Kalieva’s employment is terminated because of her death, her estate will be entitled to receive her base salary through the date on which her death occurs, and that part of  her incentive compensation and bonus, if any, for the fiscal year during which the death occurs, prorated through the end of the calendar month during which her death occurs, and severance payments equal to three month salary and benefits. If Mr. Kalieva’s employment is terminated due to disability (as defined in the employment agreement) the Company will be required to pay her base salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) six (6) consecutive months thereafter, or (ii) the period until disability insurance benefits commence, if any, under disability insurance coverage.

The Agreement is terminable by Ms. Kalieva voluntarily for certain reasons. If the Agreement is terminated by Ms. Kalieva for good reasons (as defined in the Agreement), the Company will be required to pay her base salary though the date of termination, and three months of severance salary and benefits and provide incentive compensation and bonus, if any, for the fiscal year during which such termination occurs, prorated to the month during which termination occurs.

The foregoing description of the Agreement in this Current Report is only a summary of that document and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.28 to this Current Report on Form 8-K.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

           (d)   Exhibits

Exhibit 10.28	Employment Agreement between Caspian Services, Inc. and Indira Kalieva.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: June 3, 2010	By:	/s/ Kerry Doyle
Kerry Doyle
Chief Executive Officer